Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Fourth Quarter 2008 Earnings
Investor/Analyst Conference Call Scheduled for February 12, 2009 at 10:00 a.m. ET
ATLANTA, February 11, 2009 — Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $(15.3) million for the fourth quarter of 2008, compared to net income available to common shareholders of $77.3 million for the fourth quarter of 2007. On a diluted per share basis, the net loss attributable to common shareholders was $(0.35) for the fourth quarter of 2008, compared to net income available to common shareholders of $1.76 for the fourth quarter of 2007.
The Company’s net loss attributable to common shareholders was $(16.3) million for the year ended December 31, 2008, compared to net income available to common shareholders of $171.1 million for the year ended December 31, 2007. On a diluted per share basis, the Company’s net loss attributable to common shareholders was $(0.37) for the year ended December 31, 2008, compared to net income available to common shareholders of $3.88 for the year ended December 31, 2007.
The Company’s net loss attributable to common shareholders for the three months ended December 31, 2008 included (i) non-cash impairment charges of approximately $60.0 million relating to certain land held for sale and land held for investment (see below for further discussion), (ii) non-cash charges of approximately $1.6 million relating to the write-off of capitalized pursuit costs for two abandoned development projects, (iii) severance charges of approximately $2.9 million associated with the elimination of certain employment positions during the quarter, and (iv) a non-cash charge of approximately $0.9 million related to the mark-to-market of a derivative instrument that became ineffective during the third quarter of 2008.
The Company’s net loss attributable to common shareholders for the year ended December 31, 2008 included (i) non-cash impairment charges of approximately $87.8 million relating to certain land held for sale and land held for investment (see below for further discussion), (ii) non-cash charges of approximately $2.7 million relating to the write off of capitalized pursuit costs related to abandoned development projects, (iii) hurricane casualty losses of approximately $2.8 million, (iv) severance charges of approximately $5.5 million, and (v) charges of approximately $8.2 million relating to the process, no longer underway, to seek a potential sale of the Company.
The Company’s reported net loss attributable to common shareholders included net gains on the sales of apartment communities (including minority interest) of $49.4 million and $75.2 million for the three months and year ended December 31, 2008, respectively. The Company’s reported net income available to common shareholders for the three months and year ended December 31, 2007 included net gains on the sales of apartment communities (including minority interest) of $45.4 million and $62.4 million, respectively, as well as proportionate gains of approximately $26.0 million and $81.3 million, respectively, on the sale of a 75% interest in three apartment communities to a joint venture.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the fourth quarter of 2008 was a deficit of $(47.2) million, or $(1.06) per diluted share, compared to FFO of $22.7 million, or $0.51 per diluted share, for the fourth quarter of 2007. The Company’s reported FFO for the fourth quarter of 2008 included non-cash impairment charges, severance charges, abandoned pursuit costs and the non-cash derivative mark-to-market charge discussed above totaling approximately $65.4 million, or $1.47 per diluted share. The Company’s reported FFO for the fourth quarter of 2007 included a net gain of approximately $1.2 million, or $0.03 per diluted share, on the sale of a land site as well as a $0.1 million non-cash loss on the early extinguishment of tax-exempt secured indebtedness and related interest rate cap arrangements in connection with asset sales.
FFO for the year ended December 31, 2008 was a deficit of $(29.8) million, or $(0.67) per diluted share, compared to $89.4 million, or $2.00 per diluted share, for the year ended December 31, 2007. The Company’s reported FFO for the year ended December 31, 2008 included non-cash impairment charges, severance charges, hurricane casualty losses, abandoned pursuit costs and charges relating to the sale process discussed above totaling approximately $107.0 million, or $2.41 per diluted share. The Company’s reported FFO for the year ended December 31, 2007 included net gains of approximately $5.1 million, or $0.12 per diluted share, on the sale of land sites in Atlanta, Georgia and Dallas, Texas, offset partially by the $0.1 million non-cash loss on the early extinguishment of debt.
Mature (Same Store) Community Data
Average economic occupancy at the Company’s 38 mature (same store) communities, containing 14,029 apartment units, was 93.9% and 94.8% for the fourth quarter of 2008 and 2007, respectively.
Total revenues for the mature communities decreased 1.1% during the fourth quarter of 2008, compared to the fourth quarter of 2007, and operating expenses increased 1.5%, producing a 2.6%, or $0.9 million, decrease in same store net operating income (“NOI”). The average monthly rental rate per unit remained flat during the fourth quarter of 2008, compared to the fourth quarter of 2007.
On a sequential basis, total revenues for the mature communities decreased 2.7% and operating expenses decreased 7.9% producing a 0.9%, or $0.3 million, increase in same store NOI for the fourth quarter of 2008, compared to the third quarter of 2008. On a sequential basis, the average monthly rental rate per unit decreased 0.4%. For the fourth quarter of 2008, average economic occupancy at the mature communities was 93.9%, compared to 95.3% for the third quarter of 2008.
For the years ended December 31, 2008 and 2007, average economic occupancy at the Company’s mature communities was 94.4% and 94.6%, respectively.
Total revenues for the mature communities increased 1.4% during the year ended December 31, 2008 compared to the year ended December 31, 2007, and operating expenses increased 3.6% producing a 0.1%, or $0.1 million, decrease in same store NOI. The average monthly rental rate per unit increased 1.6% during the year ended December 31, 2008, compared to the year ended December 31, 2007.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.
Cost Savings Activity
During the year ended December 31, 2008, the Company reduced its headcount approximately 15%, including an approximately 25% reduction in headcount in corporate office positions, through a combination of asset sales, out-sourcing, attrition and positions eliminated. In connection with these headcount reductions, the Company incurred severance charges during 2008 of approximately $5.5 million. The Company also implemented a salary freeze for associates with base salaries greater than $50,000, substantially reduced bonuses, including eliminating any incentive bonus for 2008 for the Company’s President and CEO, reduced long-term incentives for executive officers for 2008 and targeted long-term incentives for 2009. In addition, at his request, compensation paid to the Chairman of the Company’s Board of Directors was substantially reduced for 2008 and waived entirely for 2009.
Financing Activity
In October 2008, the Company closed six, cross-collateralized secured mortgage loans. The mortgage loans have an aggregate principal amount of approximately $184.7 million, require fixed, interest-only payments at 6.09% and mature in six years on November 1, 2014. The mortgage loans are also pre-payable without penalty beginning after October 2012.
In January 2009, the Company closed five, cross-collateralized secured mortgage loans. The mortgage loans have an aggregate principal amount of approximately $202.2 million, require fixed interest-only payments for the first two years and then principal and interest payments for the remaining term of the loans based on a 30-year amortization schedule. The loans bear interest at a fixed rate of 5.99% and mature in ten years on February 1, 2019.

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 45.7% at December 31, 2008, and variable rate debt as a percentage of total debt was 12.9% as of that same date. These percentages are computed without taking into account cash and cash equivalents on the Company’s balance sheet at December 31, 2008.
At the end of December 2008, the Company repaid approximately $39.2 million of secured debt that was scheduled to mature in early 2009, using available cash from its recent secured financings. In 2009, the Company has approximately $34.0 million of debt, secured by one of its New York apartment communities, that matures in March and that it currently plans to refinance. The Company also has approximately $92.3 million of weekly remarketed, variable rate taxable mortgage bonds that it intends to redeem in March 2009 using available cash equivalents from its recent secured financings.
As of February 9, 2009, the Company had no outstanding borrowings and letters of credit totaling approximately $37.2 million under its combined $630 million unsecured lines of credit, held available cash equivalents of approximately $191.6 million, and held approximately $25.5 million in a restricted cash collateral account with respect to the taxable mortgage bonds discussed above.
As the Company separately announced today, it has made a public tender offer for any and all of its $185 million, 7.7% senior unsecured notes due December 2010 and its $100 million, 5.125% senior unsecured notes due October 2011. The tender offer expires on February 19, 2009. The Company expects to fund any notes tendered using available cash equivalents, proceeds from the mortgage loans discussed above and through borrowings under its unsecured revolving lines of credit.
Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.
Disposition, Development and Other Investment Activity
Disposition Activity
In October 2008, the Company closed the sale of its Post Woods® apartment community located in Atlanta, Georgia for a gross sales price of approximately $52.8 million. Post Woods® is a 494-unit garden-style apartment community located in the Cumberland/Vinings area of Atlanta and was completed in phases in the 1970’s and early 1980’s.
In December 2008, the Company closed the sale of its Post Lenox Park® apartment community located in Atlanta, Georgia for a gross sales price of approximately $22.7 million. Post Lenox Park® is a 206-unit garden-style apartment community located in the Buckhead area of Atlanta and was completed in 1995.
The Company continues to market for sale two other apartment communities located in Atlanta, Georgia and a third located in northern Virginia. The Company’s strategic plans no longer include selling its two New York City apartment communities that were previously being marketed for sale. As a result, those communities have been reflected in the same store operating data discussed above, with prior results having been adjusted to reflect the current period presentation.
Gross proceeds that may potentially be realized by the Company from the sales of the three communities being marketed for sale are currently expected to be more than $150 million, although current conditions in the global capital markets and the U.S. economy may adversely affect the Company’s ability to sell assets. As a result, there can be no assurance that the potential gross proceeds will be realized by the Company or that these assets will be sold.
Development Activity
As of December 31, 2008, the Company’s aggregate pipeline of development projects under construction totaled approximately $542.0 million (including the Company’s share, net of joint venture partner interests, of $508.3 million). As of the same date, approximately $200.7 million of estimated construction costs remained to be funded by the Company (or approximately $163.3 million, excluding committed construction loan financing and escrow deposits held by the construction lender). The Company expects to fund future estimated construction expenditures primarily by utilizing available cash equivalents of approximately $191.6 million and borrowing capacity under its unsecured revolving lines of credit totaling approximately $592.8 million as of February 9, 2009.

In response to conditions in the global capital markets and the U.S. economy, the Company, as disclosed in the prior quarter, has deferred substantive activities on its pre-development pipeline. At present, management believes that the timing of future development starts will depend largely on the stabilization of capital market conditions and the U.S. economy, which it believes will influence conditions in employment and in local real estate markets, the Company’s ability to generate asset sales proceeds and its ability to attract potential construction loan financing and joint venture equity to fund future development. Until such time as substantive development activities re-commence or certain land positions are sold, the Company expects that operating results will be adversely impacted by costs of carrying land held for future development or sale.
Non-Cash Impairments of Land Held for Investment and Sale
Based on the Company’s outlook for conditions in the global capital markets and the U.S. economy, management revised its current expectations regarding the timing and projected future cash flows from land held for future development (including the Company’s expectations of possible future uses, capitalization rates, investors’ return expectations, rental rates and operating cash flows) and reduced its expectations regarding the estimated fair values of its land holdings. As a result, the Company recorded non-cash impairment charges of approximately $60.0 million in the fourth quarter of 2008 relating to a substantial portion of its land held for sale and land held for future investment (including the Company’s interest in a joint venture that holds land for future investment) in the fourth quarter of 2008. This charge was in addition to $27.8 million of non-cash impairment charges that the Company recorded in the second quarter of 2008.
The Company considers a real estate asset held for investment as impaired if the undiscounted, estimated future cash flows of the asset (both the annual estimated cash flow from future operations and the estimated cash flow from the asset’s eventual sale) over its expected holding period are less than the asset’s net book value. For those assets deemed impaired, a non-cash impairment charge was recognized to reduce the carrying value of the assets to their estimated fair values. For real estate assets held for sale, the Company recognized impairment losses for assets with a net book value in excess of their estimated fair values, less estimated costs to sell.
After considering the impact of the impairment charges discussed above, which on a cumulative basis represented an approximately 47% reduction to the original aggregate carrying values of its land assets, the Company’s land held for future investment and sale totaled $98.4 million at December 31, 2008.
Apartment Community Renovation and Remediation Activity
The Company is currently undertaking substantial renovations and re-leasing of two apartment communities, Post Peachtree Hills® in Atlanta, Georgia and Post Heights™ in Dallas, Texas, containing a total of 668 units. The Company believes that the long-term value of these communities will be enhanced as a result of the renovations; however, operating results at these communities is affected negatively by increased vacancy during the renovation period. The renovation of these communities began earlier in 2008. As of December 31, 2008, the Company had completed the renovation of 482 units (72% of the total) at these communities.
As announced last quarter, the Company is underway with an initiative to engage third-party engineers and consultants to inspect and evaluate each of its communities that have stucco exteriors or exterior insulation finishing systems (“EIFS”) for potential water penetration and other related issues. At this time, the Company has preliminarily determined that varying levels of remediation and improvements may be required to be performed at approximately 30 properties in its portfolio. The Company preliminarily estimates that the aggregate cost of this initiative could be approximately $45 million to complete the scope of the remediation and improvements, although the scope and cost will vary considerably among individual properties. The Company currently expects that a substantial majority of the costs related to these remediation efforts will be recorded as annually and periodically recurring capital expenditures. In addition and as a result of this project, the Company currently estimates that the net book value of certain building components totaling approximately $6.5 million to $7.0 million will be retired and, as such, are being depreciated on an accelerated basis over the remaining estimated useful life of those assets, which is expected to be not later than 2009. The work is currently underway at approximately seven properties and is expected to be completed at all the properties by 2010. The work may include, but not be limited to, remediation, improvements and replacements of exterior stucco and EIFS siding, windows and doors, roofing and gutters, exterior sealants and coatings. There can be no assurance that the scope of work or the Company’s preliminary estimates of costs will not change in the future.

Condominium Activity
The Company recognized breakeven results from condominium activities during the fourth quarter of 2008, net of minority interest and provision for income taxes, compared to incremental gains of approximately $0.1 million during the fourth quarter of 2007.
During the fourth quarter of 2008, the Company completed the 100% sell-out of its condominium development project in the greater Washington D.C. area, containing 145 homes.
2009 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of the apartment market and general economic conditions as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future. In addition, the Company does not currently intend to provide quarterly earnings guidance during 2009.
Based on its current outlook, the Company currently expects that FFO for 2009 will be in the range of $1.05 to $1.25 per diluted share (including an $0.08 to $0.09 per diluted share loss on early extinguishment of indebtedness discussed below). The estimates of per share FFO for 2009 are based on the following assumptions:
•	a decrease in same store NOI of 4.5% to 8.0%, compared to 2008, based on:

— a decrease in same store revenue of 2.5% to 4.3%, compared to 2008, and — an increase in same store operating expenses of 0.3% to 1.1%, compared to 2008;

•	an increase in expensed land and condominium carrying costs, deficits attributable to the lease up of apartment communities under rehabilitation and development, and the negative interest carry costs associated with available cash from financing activities totaling approximately $0.30 per diluted share, compared to 2008, although this amount could vary significantly based on the timing of forecasted capital, development and lease up activities;

•	a decrease in overhead expenses (G&A, property management and development and investment expenses, net of development costs capitalized) of 6.0% to 8.0%, compared to 2008;

•	a net loss attributable to condominium activities of $0.03 to $0.04 per diluted share; and

•	a loss on early extinguishment of indebtedness in March of $0.08 to $0.09 per diluted share.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 24 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations - The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements, non-cash debt extinguishment costs and strategic review costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures - The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy - The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Thursday, February 12, at 10:00 a.m. ET. The telephone numbers are 888-233-8078 for US and Canada callers and 913-312-6687 for international callers. The access code is 3047296. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under Investor Information/Event Calendar. The replay will begin at 1:00 p.m. ET on Thursday, February 12, and will be available until Wednesday, February 18, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 3047296. A replay of the call also will be archived on Post’s website under Investor Information/Audio Archives. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 37 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 21,189 apartment units in 58 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 361 for-sale condominium homes in three communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include expectations with respect to the Company’s anticipated development and sales activities (including projected sales proceeds and the anticipated use therefrom as well as the projected costs, timing and anticipated potential sources of financing of projected future development activities), anticipated renovation projects, anticipated costs, timing and expense to remediate and improve apartment communities with stucco and EIFS exteriors, anticipated overhead reductions, expectations regarding the timing and projected future cash flows from land held for future development and estimated fair values of land holdings, expectations regarding the source of funds for the tender offer of notes, and anticipated full year 2009 FFO, same store NOI and other operating results. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations with respect to strategies to enhance shareholder value to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2007, as amended and in previous filings with the SEC; future conditions in the global capital markets, including changes in the availability of credit and liquidity; future local and national economic conditions, including changes in levels of employment, interest rates, the availability of mortgage and other financing and related factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales, the market for asset sales and the resulting gains/losses associated with such asset sales; the Company’s ability to enter into new joint ventures and the availability of equity financing from traditional real estate investors to fund development activities; the Company’s ability to obtain construction loan financing to fund development activities; uncertainties associated with the Company’s condominium conversion and for-sale housing business; uncertainties associated with loss of personnel in connection with the Company’s reduction of corporate and property development and management overhead; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2007, as amended, and in the Company’s quarterly report on Form 10-Q dated September 30, 2008 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, and the September 30, 2008 Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
OPERATING DATA
Revenues from continuing operations	$69,767	$70,526	$281,940	$277,324
Net income (loss) available to common shareholders	$(15,260)	$77,333	$(16,289)	$171,062
Funds from operations (deficit) available to common shareholders and unitholders (Table 1)	$(47,225)	$22,713	$(29,820)	$89,382

Weighted average shares outstanding — diluted	44,146	44,006	44,009	44,129
Weighted average shares and units outstanding — diluted	44,384	44,541	44,316	44,738

PER COMMON SHARE DATA — DILUTED
Net income (loss) available to common shareholders	$(0.35)	$1.76	$(0.37)	$3.88

Funds from operations (deficit) available to common shareholders and unitholders (Table 1) (1)	$(1.06)	$0.51	$(0.67)	$2.00

Dividends declared	$0.20	$0.45	$1.55	$1.80

(1)	Diluted weighted average shares and units for the three months and year ended December 31, 2008 exclude 19 and 159 shares and units, respectively, that were antidilutive to all income (loss) per share computations under generally accepted accounting principles and the deficit in funds from operations for such periods.

Table 1
Reconciliation of Net Income (Loss) Available to Common Shareholders to Funds From Operations Available to Common Shareholders and Unitholders (Unaudited; in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss) available to common shareholders	$(15,260)	$77,333	$(16,289)	$171,062
Minority interest of common unitholders — continuing operations	(447)	389	(719)	1,347
Minority interest in discontinued operations	342	636	606	1,047
Depreciation on wholly-owned real estate assets, net	17,619	16,241	63,471	65,560
Depreciation on real estate assets held in unconsolidated entities	349	320	1,391	1,143
Gains on sales of real estate assets	(49,928)	(72,588)	(77,987)	(157,620)
Incremental gains (losses) on condominium sales (1)	100	382	(293)	6,922
Gains on sales of real estate assets — unconsolidated entities	—	(16)	—	(186)
Incremental gains on condominium sales — unconsolidated entities (1)	—	16	—	107

Funds from operations (deficit) available to common shareholders and unitholders	$(47,225)	$22,713	$(29,820)	$89,382

Funds from operations (deficit) — per share and unit — diluted (2)	$(1.06)	$0.51	$(0.67)	$2.00

Weighted average shares and units outstanding — diluted (2)	44,384	44,541	44,316	44,738

(1)	For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 18 of the Supplemental Financial Data for further detail.

(2)	Diluted weighted average shares and units for the three months and year ended December 31, 2008 exclude 19 and 159 shares and units, respectively, that were antidilutive to all income (loss) per share computations under generally accepted accounting principles and the deficit in funds from operations for such periods.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Year ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2008	2007	2008	2008	2007
Total same store NOI	$33,675	$34,563	$33,381	$131,826	$131,908
Property NOI from other operating segments	4,245	3,003	4,133	13,806	11,259

Consolidated property NOI	37,920	37,566	37,514	145,632	143,167

Add (subtract):
Interest income	300	170	96	667	822
Other revenues	294	186	261	1,029	602
Minority interest in consolidated property partnerships	(33)	(440)	(189)	(395)	(1,857)
Depreciation	(18,241)	(15,225)	(14,979)	(63,530)	(61,476)
Interest expense	(14,487)	(12,080)	(12,341)	(48,863)	(47,447)
Amortization of deferred financing costs	(894)	(828)	(869)	(3,473)	(3,297)
General and administrative	(3,464)	(4,358)	(3,859)	(16,808)	(18,093)
Investment and development	(958)	(1,598)	(1,509)	(5,131)	(7,302)
Other development costs	(422)	(113)	(463)	(1,384)	(400)
Strategic review costs	—	—	—	(8,161)	—
Impairment, severance and other charges	(64,560)	—	(5,002)	(98,862)	—
Gains on sales of real estate assets, net	525	28,509	476	2,752	100,015
Equity in income of unconsolidated real estate entities	143	419	260	1,224	1,635
Other income (expense), net	(1,665)	(393)	534	(1,239)	(1,177)
Minority interest of common unitholders	447	(389)	1	719	(1,347)

Income (loss) from continuing operations	(65,095)	31,426	(69)	(95,823)	103,845
Income from discontinued operations	51,744	47,816	27,145	87,171	74,854

Net income (loss)	$(13,351)	$79,242	$27,076	$(8,652)	$178,699

Table 3
Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market
(In thousands)

	Three months ended			Q4 ’08	Q4 ’08	Q4 ’08
	December 31,	December 31,	September 30,	vs. Q4 ’07	vs. Q3 ’08	% Same
	2008	2007	2008	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$14,729	$14,891	$15,075	(1.1)%	(2.3)%
Dallas	9,988	10,064	10,435	(0.8)%	(4.3)%
Washington, D.C.	8,818	8,908	8,999	(1.0)%	(2.0)%
Tampa	7,052	7,198	7,141	(2.0)%	(1.2)%
Charlotte	4,681	4,835	4,937	(3.2)%	(5.2)%
New York	3,772	3,806	3,809	(0.9)%	(1.0)%
Houston	3,084	3,006	3,134	2.6%	(1.6)%
Austin	1,236	1,227	1,299	0.7%	(4.8)%
Orlando	999	1,007	1,017	(0.8)%	(1.8)%

Total rental and other revenues	54,359	54,942	55,846	(1.1)%	(2.7)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	6,162	5,580	6,461	10.4%	(4.6)%
Dallas	4,005	4,261	4,605	(6.0)%	(13.0)%
Washington, D.C.	3,106	2,937	3,231	5.8%	(3.9)%
Tampa	2,680	2,932	2,930	(8.6)%	(8.5)%
Charlotte	1,516	1,354	1,633	12.0%	(7.2)%
New York	1,131	1,113	1,119	1.6%	1.1%
Houston	1,129	1,230	1,464	(8.2)%	(22.9)%
Austin	525	562	588	(6.6)%	(10.7)%
Orlando	430	410	434	4.9%	(0.9)%

Total	20,684	20,379	22,465	1.5%	(7.9)%

Net operating income
Atlanta	8,567	9,311	8,614	(8.0)%	(0.5)%	25.4%
Dallas	5,983	5,803	5,830	3.1%	2.6%	17.9%
Washington, D.C.	5,712	5,971	5,768	(4.3)%	(1.0)%	17.0%
Tampa	4,372	4,266	4,211	2.5%	3.8%	13.0%
Charlotte	3,165	3,481	3,304	(9.1)%	(4.2)%	9.4%
New York	2,641	2,693	2,690	(1.9)%	(1.8)%	7.8%
Houston	1,955	1,776	1,670	10.1%	17.1%	5.8%
Austin	711	665	711	6.9%	0.0%	2.1%
Orlando	569	597	583	(4.7)%	(2.4)%	1.7%

Total same store NOI	$33,675	$34,563	$33,381	(2.6)%	0.9%	100.0%

Average rental rate per unit
Atlanta	$1,146	$1,138		0.7%
Dallas	1,076	1,057		1.8%
Washington, D.C.	1,763	1,762		0.1%
Tampa	1,237	1,304		(5.1)%
Charlotte	1,183	1,195		(1.0)%
New York	3,938	3,872		1.7%
Houston	1,266	1,212		4.5%
Austin	1,347	1,315		2.4%
Orlando	1,346	1,437		(6.3)%
Total average rental rate per unit	1,303	1,303		0.0%

Table 3 (con’t)
Same Store Net Operating Income (NOI) Average Rental Rate per Unit by Market
(In thousands)

	Year ended
	December 31,	December 31,
	2008	2007	% Change
Rental and other revenues
Atlanta	$59,560	$58,468	1.9%
Dallas	40,774	39,565	3.1%
Washington, D.C.	35,672	35,297	1.1%
Tampa	28,476	29,261	(2.7)%
Charlotte	19,315	19,201	0.6%
New York	15,074	14,694	2.6%
Houston	12,319	11,751	4.8%
Austin	5,006	4,846	3.3%
Orlando	4,021	4,124	(2.5)%

Total rental and other revenues	220,217	217,207	1.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	24,823	23,956	3.6%
Dallas	18,183	17,332	4.9%
Washington, D.C.	12,518	11,920	5.0%
Tampa	11,903	12,140	(2.0)%
Charlotte	6,628	6,316	4.9%
New York	4,841	4,147	16.7%
Houston	5,506	5,248	4.9%
Austin	2,297	2,369	(3.0)%
Orlando	1,692	1,871	(9.6)%

Total	88,391	85,299	3.6%

Net operating income
Atlanta	34,737	34,512	0.7%
Dallas	22,591	22,233	1.6%
Washington, D.C.	23,154	23,377	(1.0)%
Tampa	16,573	17,121	(3.2)%
Charlotte	12,687	12,885	(1.5)%
New York	10,233	10,547	(3.0)%
Houston	6,813	6,503	4.8%
Austin	2,709	2,477	9.4%
Orlando	2,329	2,253	3.4%

Total same store NOI	$131,826	$131,908	(0.1)%

Average rental rate per unit
Atlanta	$1,149	$1,127	2.0%
Dallas	1,072	1,042	2.9%
Washington, D.C.	1,765	1,737	1.6%
Tampa	1,267	1,307	(3.1)%
Charlotte	1,186	1,206	(1.7)%
New York	3,905	3,775	3.4%
Houston	1,252	1,183	5.8%
Austin	1,337	1,281	4.4%
Orlando	1,366	1,430	(4.5)%
Total average rental rate per unit	1,306	1,286	1.6%

Table 4
Computation of Debt Ratios
(In thousands)

	As of December 31,
	2008	2007
Total real estate assets per balance sheet	$2,083,151	$2,111,612
Plus:
Company share of real estate assets held in unconsolidated entities	124,240	91,085
Company share of accumulated depreciation — assets held in unconsolidated entities	6,952	5,149
Accumulated depreciation per balance sheet	553,814	562,226
Accumulated depreciation on assets held for sale	42,379	4,031

Total undepreciated real estate assets (A)	$2,810,536	$2,774,103

Total debt per balance sheet	$1,112,913	$1,059,066
Plus:		—
Company share of third party debt held in unconsolidated entities	77,760	60,959

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,190,673	$1,120,025

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A) (1)	42.4%	40.4%

Total debt per balance sheet	$1,112,913	$1,059,066
Plus:
Company share of third party debt held in unconsolidated entities	77,760	60,959
Preferred shares at liquidation value	95,000	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,285,673	$1,215,025

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A) (1)	45.7%	43.8%

(1)	Excludes impact of available cash and cash equivalents of $75,472 at December 31, 2008.